Herman Miller Reports Strong Earnings Growth and Strategic Momentum in the Fourth Quarter of FY2013
Webcast to be held Thursday, June 27, 2013, at 9:30 AM EDT

Release	Immediate
Date	June 26, 2013
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its fourth quarter and year ended June 1, 2013. The company reported net sales in the quarter of $460.0 million, an increase of 9.3% from the same quarter last fiscal year. New orders in the fourth quarter were $461.6 million, 4.0% higher than the prior year period. Sequentially, net sales in the quarter increased 8.6% from the third quarter of this fiscal year, while orders improved 20.8% over the same period.
Herman Miller reported fourth quarter diluted earnings per share of $0.40, compared to $0.20 per share in the same period of fiscal 2012. The company’s earnings in the quarter were reduced by expenses associated with the previously announced strategy to terminate its domestic defined benefit pension plans. Excluding these expenses, adjusted diluted earnings per share in the fourth quarter totaled $0.43 – up 53.6% from a year ago.
For the full fiscal year, net sales were $1,774.9 million, reflecting a year-over-year increase of 2.9%. Net sales in the prior fiscal year included 53 weeks of operations compared to the typical 52 week calendar. Adjusting for the impact of this extra week, net sales in fiscal 2013 increased approximately 5% on a year-over-year basis. Diluted earnings per share in fiscal 2013 and 2012 were $1.16 and $1.29, respectively. Excluding restructuring and legacy pension expenses, adjusted diluted earnings per share were $1.47 and $1.37 in fiscal 2013 and 2012, respectively.
Brian Walker, Chief Executive Officer, stated, “Our fourth quarter earnings were fueled by topline growth and strong margins, driving a significant increase in adjusted earnings per share. Beyond this strong financial performance, we advanced and accelerated our strategy with the acquisition of Maharam. This acquisition creates a highly complementary and leading presence for us in the margin-rich textiles and wall coverings categories, with further opportunities to extend Maharam’s reach into new consumer and international markets. The acquisition was followed by this month’s public introduction of our Living Office vision and the unveiling of multiple new and innovative designs for the office landscape. Collectively our financial performance and strategic actions give us great momentum and a springboard for further success in the year ahead.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended		Fiscal Year Ended
	6/1/13	6/2/12	% Chg.	6/1/13 (52 wks)	6/2/12 (53 wks)	% Chg.
Net Sales	$460.0	$420.7	+9.3	$1,774.9	$1,724.1	+2.9
Gross Margin %	35.4%	35.7%	N/A	34.1%	34.3%	N/A
Operating Expenses	$126.9	$114.9	+10.4	$489.1	$447.6	+9.3
Restructuring Expenses	–	$5.4	N/A	$1.2	$5.4	-77.8
Operating Earnings %	7.8%	7.1%	N/A	6.5%	8.0%	N/A
Adj. Operating Earnings %*	8.6%	8.4%	N/A	8.1%	8.3%	N/A
Net Earnings	$23.4	$11.9	+96.6	$68.2	$75.2	-9.3
Earnings per share–diluted	$0.40	$0.20	+100.0	$1.16	$1.29	-10.1
Adj. Earnings per share–diluted*	$0.43	$0.28	+53.6	$1.47	$1.37	+7.3
Orders	$461.6	$443.8	+4.0	$1,771.6	$1,725.7	+2.7
Backlog	$274.4	$278.0	-1.3

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” and related explanations below.

Fourth Quarter Fiscal 2013 Financial Results

Sales within Herman Miller’s North American reportable segment were $311.5 million in the fourth quarter of fiscal 2013, up 8.9% from the prior year. New orders in the fourth quarter totaled $316.2 million, reflecting a decrease of 1.5% from the same period last fiscal year. Adjusting for the impact of dealer de-consolidation, segment orders were up approximately 1% on a year-over-year basis.

The non-North American reportable segment reported net sales of $99.1 million for the quarter, representing an increase of 2.1% from the year ago period. This sales growth was driven by the company’s acquisition of POSH Office Systems, Ltd., which contributed only a partial quarter of revenue in the fourth quarter of fiscal 2012. New orders in the quarter of $93.3 million were up 11.5% on a year-over-year basis.

The Specialty and Consumer segment posted net sales in the fourth quarter of $49.4 million, a 31.7% improvement over the same quarter last fiscal year. Segment orders increased 33.4% on a year-over-year basis. The acquisition of Maharam, which closed on April 29, was the largest contributor to the sales and order growth within the Specialty and Consumer segment in the fourth quarter.

As previously announced, Herman Miller is moving toward the formal termination of its U.S. defined benefit pension plans in favor of a new defined contribution retirement program. The company’s results in the fourth quarter include expenses associated with this transition as well as pre-tax expenses of $3.7 million relating to the “legacy” defined benefit pension plans which are frozen and scheduled for termination in fiscal 2014. Approximately $2.2 million of the legacy expenses recognized in the quarter are recorded within Operating Expenses, with the balance included in Cost of Sales. For segment reporting purposes, $3.5 million of these legacy expenses are reflected in the company’s North American Furniture Solutions business segment. The remaining portion is included in the Specialty & Consumer segment.

Herman Miller’s consolidated gross margin in the fourth quarter was 35.4% compared to 35.7% in the same quarter last fiscal year. The company’s gross margin in the prior year fourth quarter was favorably impacted by year-end accrual adjustments and a pension-related curtailment gain which together increased gross margin by approximately 40 basis points in that period. Excluding the impact of these adjustments, the company’s consolidated fourth quarter gross margin was approximately flat on a year-over-year basis. Herman Miller’s gross margin in the fourth quarter improved sequentially from 34.1% in the third quarter of fiscal 2013.
Greg Bylsma, Chief Financial Officer, stated, “We ended fiscal 2013 on a strong note, having achieved quarterly sales, earnings and cash flow generation at or near their highest levels in more than four years. The sequential improvement in gross margin this quarter was particularly encouraging, driven primarily by better than expected production leverage and the addition of Maharam. Our teams continue to execute our strategy and are balancing forward investment with solid capital and expense management.”

Operating expenses in the fourth quarter were $126.9 million. This represents an increase of $12.0 million from the same quarter in fiscal 2012. Approximately $4.7 million of the increase relates to the inclusion of a partial quarter of results for Maharam. In addition to this and the legacy pension impact, the year-over-year increase in operating expenses was driven by higher incentive accruals and a ramp-up in spending on marketing and new product initiatives and introductions. Excluding the impact of Maharam and legacy pension expenses, operating expenses in the fourth quarter increased approximately $6 million from the third quarter of this fiscal year. This increase was generally in line with the company’s expectations coming into the period.

Herman Miller’s effective income tax rates in the fourth quarter and full 2013 fiscal year were 24.4% and 29.8%, respectively. The rate for the quarter was lower than previously forecast due to the release of a valuation allowance at one of the company’s international subsidiaries. The effective tax rates in the prior year fourth quarter and full fiscal year were 53.4% and 37.1%, respectively.
The company ended the fourth quarter with total cash and cash equivalents of $82.7 million, an amount $115.4 million below the balance at the beginning of the period. This net decrease was driven by cash used to acquire Maharam, though this was partially offset by cash flows generated from operations in the quarter totaling $59.2 million. In the same quarter last fiscal year, cash flows from operations were $7.7 million.

Looking forward, Herman Miller expects net sales in the first quarter of fiscal 2014 to be in the range of $455 million to $475 million. This would represent an increase of between 1% and 6% from the first quarter of fiscal 2013. Diluted earnings per share in the period are expected to range between $0.32 and $0.37. On an adjusted basis, excluding the impact of legacy pension costs and anticipated expenses associated with the initial valuation of Maharam inventories, earnings per share in the quarter are expected to be between $0.36 and $0.41.
Mr. Walker concluded, “At the start of fiscal 2013 we pledged to deliver on our strategy for diversified growth, expansion into higher margin segments and categories, and the continued enhancement of the Herman Miller brand. We also committed to taking actions that would strengthen our balance sheet and honor our shareholders’ investments with higher returns. With great work across the entire organization, we are proud to have delivered on those promises. We have more work in front of us but we are energized by the results we are seeing and believe there is still greater opportunity ahead.”

The company will host a live webcast to discuss the results of the fourth quarter of fiscal 2013 on Thursday, June 27, 2013, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Operating Segment Information
The table below summarizes select financial information, for the periods indicated, related to each of the company’s reportable operating segments. The North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the company's owned contract furniture dealers is also included in the North American Furniture Solutions segment. The non-North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, for Mexico and outside of North America. The Specialty and Consumer segment includes the operations associated with the design, manufacture, and sale of high-end furniture products including Geiger wood products, a collection of classic products, and our North American consumer retail business. The Corporate category consists primarily of startup business and unallocated corporate expenses including, if applicable to the periods shown, restructuring and impairment costs.

(Dollars in millions)	Three Months Ended		Fiscal Year Ended
	6/1/13	6/2/12	6/1/13 (52 wks)	6/2/12 (53 wks)
Net Sales:
North American Furniture Solutions	$311.5	$286.1	$1,221.9	$1,218.5
Non-North American Furniture Solutions	99.1	97.1	377.3	347.3
Specialty and Consumer	49.4	37.5	175.7	158.3
Corporate	–	–	–	–
Total	$460.0	$420.7	$1,774.9	$1,724.1

Operating Earnings (Loss):
North American Furniture Solutions	$23.9	$23.7	$76.6	$96.9
Non-North American Furniture Solutions	9.0	8.4	24.7	32.1
Specialty and Consumer	3.3	3.4	15.4	15.1
Corporate	(0.5)	(5.7)	(1.9)	(6.5)
Total	$35.7	$29.8	$114.8	$137.6

Operating Earnings (Loss) – Excluding Legacy Pension Expenses:
North American Furniture Solutions (1)	$27.4	$23.7	$103.1	$96.9
Non-North American Furniture Solutions	$9.0	$8.4	$24.7	$32.1
Specialty and Consumer (2)	$3.5	$3.4	$17.1	$15.1
Corporate	(0.5)	(5.7)	(1.9)	(6.5)
Total	$39.4	$29.8	$143.0	$137.6

(1)	Excludes $3.5 million and $26.5 million of pre-tax legacy pension expenses in the three and twelve month periods of fiscal 2013, respectively.

(2)	Excludes $0.2 million and $1.7 million of pre-tax legacy pension expenses in the three and twelve month periods of fiscal 2013, respectively.

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures that are Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and transition-related expenses, including amortization and settlement expenses, relating to defined benefit pension plans that we intend to terminate. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.
The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended		Fiscal Year Ended
	6/1/13	6/2/12	6/1/13 (52 wks)	6/2/12 (53 wks)
Earnings per Share – Diluted	$0.40	$0.20	$1.16	$1.29
Add: Restructuring / Impairment expense	–	0.08	0.01	0.08
Add: Legacy Pension Expenses (1)	0.03	–	0.30	–
Adjusted Earnings per Share – Diluted	$0.43	$0.28	$1.47	$1.37

(1) At the end of fiscal 2012, the company modified the asset investment allocations of its U.S. defined benefit pension plans. This change was made in response to the decision to close and ultimately terminate these plans. Legacy Pension Expenses are included as an adjustment to Earnings per Share – Diluted only in periods subsequent to this change in allocation.

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

(Dollars in millions)	Three Months Ended		Fiscal Year Ended
	6/1/13	6/2/12	6/1/13 (52 wks)	6/2/12 (53 wks)
Operating Earnings	$35.7	$29.8	$114.8	$137.6
Add: Restructuring / Impairment Expense	–	5.4	1.2	5.4
Add: Legacy Pension Expenses (1)	3.7	–	28.2	–
Adjusted Operating Earnings	$39.4	$35.2	$144.2	$143.0

(1) At the end of fiscal 2012, the company modified the asset allocations strategy of its U.S. defined benefit pension plans. This change was made in response to the decision to close and ultimately terminate these plans. Legacy Pension Expenses are included as an adjustment to Operating Earnings only in periods subsequent to this change in allocation.

The following provides a reconciliation of Earnings per Share guidance provided by Herman Miller for the first quarter of fiscal 2014. The table below reconciles the expected range of Earnings per Share to Adjusted Earnings per Share for the period.

	Q1 Earnings Guidance
	Low	High
Earnings per Share – Diluted	$0.32	$0.37
Add: Legacy Pension Expenses	0.02	0.02
Add: Special Inventory Expenses (1)	0.02	0.02
Adjusted Earnings per Share – Diluted	$0.36	$0.41

(1) Represents the company’s anticipated recognition of expenses relating to the initial “step-up” valuation of Maharam inventories in purchase accounting.

About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated more than $1.7 billion in revenue in fiscal 2013. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2012, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week.  Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension amortization and settlement expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended June 1, 2013, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	June 1, 2013		June 2, 2012
Net Sales	$460.0	100.0%	$420.7	100.0%
Cost of Sales	297.4	64.6%	270.6	64.3%
Gross Margin	162.6	35.4%	150.1	35.7%
Operating Expenses	126.9	27.6%	114.9	27.3%
Restructuring and Impairment Expenses	─	0.0%	5.4	1.3%
Operating Earnings	35.7	7.8%	29.8	7.1%
Other Expenses, net	4.7	1.0%	4.2	1.0%
Earnings Before Income Taxes and Equity Income/(Loss)	31.0	6.7%	25.6	6.1%
Income Tax Expense	7.5	1.6%	13.7	3.3%
Equity Income/(Loss)	(0.1)	0.0%	─	0.0%
Net Earnings	$23.4	5.1%	$11.9	2.8%
Earnings Per Share – Basic	$0.40		$0.21
Weighted Average Basic Common Shares	58,559,530		58,253,794
Earnings Per Share – Diluted	$0.40		$0.20
Weighted Average Diluted Common Shares	59,153,318		58,583,380

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Fiscal Year Ended
	June 1, 2013 (52 wks)		June 2, 2012 (53 wks)
Net Sales	$1,774.9	100.0%	$1,724.1	100.0%
Cost of Sales	1,169.7	65.9%	1,133.5	65.7%
Gross Margin	605.2	34.1%	590.6	34.3%
Operating Expenses	489.1	27.6%	447.6	26.0%
Restructuring and Impairment Expenses	1.2	0.1%	5.4	0.3%
Operating Earnings	114.9	6.5%	137.6	8.0%
Other Expenses, net	17.7	1.0%	18.1	1.0%
Earnings Before Income Taxes and Equity Income/(Loss)	97.2	5.5%	119.5	6.9%
Income Tax Expense	28.9	1.6%	44.3	2.6%
Equity Income/(Loss)	(0.1)	0.0%	─	0.0%
Net Earnings	$68.2	3.8%	$75.2	4.4%
Earnings Per Share – Basic	$1.17		$1.29
Weighted Average Basic Common Shares	58,425,522		58,171,472
Earnings Per Share – Diluted	$1.16		$1.29
Weighted Average Diluted Common Shares	58,844,514		58,456,876

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Fiscal Year Ended
	June 1, 2013 (52 wks)	June 2, 2012 (53 wks)

Net Earnings	$68.2	$75.2
Cash Flows provided by Operating Activities	136.5	90.1
Cash Flows used for Investing Activities	(209.7)	(58.4)
Cash Flows used for Financing Activities	(16.0)	(1.6)
Effect of Exchange Rates	(0.3)	(0.1)
Change in Cash	(89.5)	30.0
Cash, Beginning of Period	$172.2	$142.2
Cash, End of Period	$82.7	$172.2

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	June 1, 2013	June 2, 2012
Assets
Current Assets
Cash and Cash Equivalents	$82.7	$172.2
Marketable Securities	10.8	9.6
Accounts Receivable, net	178.4	159.7
Inventories, net	76.2	59.3
Prepaid Expenses and Other	50.3	54.5
Total Current Assets	398.4	455.3
Net Property and Equipment	184.1	156.0
Other Assets	356.3	227.8
Total Assets	$938.8	$839.1
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts Payable	$130.1	$115.8
Accrued Liabilities	159.0	137.9
Total Current Liabilities	289.1	253.7
Long-term Debt	250.0	250.0
Other Liabilities	80.2	87.1
Total Liabilities	619.3	590.8
Shareholders’ Equity Totals	319.5	248.3
Total Liabilities and Shareholders’ Equity	$938.8	$839.1